EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2008 with respect to the consolidated financial statements of Flushing Financial Corporation (which report expressed an unqualified opinion and contains an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Statement (FASB) No. 157, Fair Value Measurements, and FASB No. 159, The Fair Value Option for Financial Assets and Liabilities – Including an amendment of FASB No. 115, as of January 1, 2007, and FASB No. 123(R), Share Based Payments, and FASB No. 158, Employers’ Accounting for Defined Benefit Plans and Other Post Retirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006) and internal control over financial reporting  included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

New York, New York
May 23, 2008